Exhibit 99.1

Contacts:	Media	Investors
	Stephen Cohen	Brian Blackman
	(212) 886-9332	(702) 407-6330

Caesars Entertainment, Caesars Entertainment Operating Co. Enter into Restructuring Support

Agreements with CEOC’s Major Creditor Groups

LAS VEGAS, October 5, 2016 — Caesars Entertainment Corporation (NASDAQ: CZR) (“Caesars Entertainment”) and Caesars Entertainment Operating Company, Inc. (“CEOC”) and its Chapter 11 debtor subsidiaries (collectively, the “Debtors”) have entered into, or amended and restated, Restructuring Support Agreements (“RSAs”) with the representatives of all of CEOC’s major creditor groups and agreed to the terms of the Debtors’ Third Amended Joint Plan of Reorganization (the “CEOC Plan”). The RSAs represent a key milestone in Caesars Entertainment and CEOC’s effort to implement a consensual restructuring for the Debtors. Today’s announcement paves the way toward a confirmable plan for the Debtors and a successful conclusion to CEOC’s bankruptcy proceedings in 2017.

The RSAs with the First Lien Bank Lenders, First Lien Noteholders, Second Lien Noteholders and holders of Subsidiary Guarantee Notes are effective immediately. The key economic terms of the RSAs are substantially similar to the previously announced term sheet. The RSAs are subject to termination in certain circumstances, including, but not limited to, should the injunction in respect of the guaranty litigation against Caesars Entertainment no longer be in place and if the CEOC Plan has not gone effective before a certain date in 2017. In addition, the RSA with First Lien Noteholders will terminate automatically on October 14, 2016, unless, prior thereto, the parties have reached an agreement on certain additional documentation in connection with the CEOC Plan. The guaranty litigation pending against Caesars Entertainment was stayed today through the earliest of (a) the first omnibus hearing after the court confirms or denies the CEOC Plan, (b) the termination of the Second Lien RSA and (c) a further order of the court, in a hearing in the United States Bankruptcy Court for the Northern District of Illinois in Chicago.

Details on the RSAs can be found in the Form 8-K that will be filed with the Securities and Exchange Commission and will also be available in the Media Resources section of the CEOC Restructuring Website at http://www.ceocrestructuring.com/media-resources/.

About Caesars Entertainment Corporation

Caesars Entertainment Corporation (CEC) is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. CEC is mainly comprised of the following three entities: the majority owned operating subsidiary Caesars Entertainment Operating Company, wholly owned Caesars Entertainment Resort Properties and Caesars Growth Properties, in which we hold a variable economic interest. Since its beginning in Reno, Nevada, 75 years ago, CEC has grown through development of new resorts, expansions and acquisitions and its portfolio of subsidiaries now operate 47 casinos in 13 U.S. states and five countries. The Company’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. CEC’s portfolio also includes the London Clubs International family of casinos. CEC is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. The Company is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

Forward Looking Statement

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as, “will”, “would”, “expected”, “proposed”, and “working on” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, the consensus reached with representatives of CEOC’s major creditor constituencies, future actions that may be taken by Caesars and others with respect thereto, consummation of a consensual restructuring of the Debtors and the estimated future relative shareholding of New CEC. These forward-looking statements are based on current expectations and projections about future events.

You are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of CEC may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in our reports filed with the Securities and Exchange: CEC’s ability (or inability) to reach formal agreement with CEOC’s major creditor constituencies regarding new or amended restructuring support agreements and a Revised Plan of Reorganization, CEC’s and CEOC’s ability (or inability) to meet any milestones or other conditions set forth in any such new or amended restructuring support agreements, CEC’s and CEOC’s ability (or inability) to satisfy the conditions to consummation of any consensual restructuring of the Debtors (including without limitation receipt of requisite approvals of creditor groups, the Bankruptcy Court and regulators), CEC’s ability (or inability) to secure additional liquidity to meet its ongoing obligations and its commitments to support the CEOC restructuring as necessary, CEC’s financial obligations exceeding or becoming due earlier than what is currently forecast and other risks associated with the CEOC restructuring and related litigation.